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                                                             EXHIBIT 23-A
                     [Coopers & Lybrand Letterhead]


                                     May 31, 1996

Choate, Hall & Stewart
53 State Street
Boston, Ma., 02109



Enclosed is our manually signed consent letter for our audit of the consolidated financial statements of Sierra Pacific Power Company as of December 31, 1995 and 1994, and for each of the three years in the period ending December 31, 1995 and 1994. Also, enclosed is our awareness letter for our review of the interim consolidated financial statements of Sierra Pacific Power Company for the period ended March 31, 1996.

Our manually signed report serves to authorize the use of our name on our consent and awareness letters in the electronic filing of the Company's Form S-3 for the issuance of 1,940,000 shares of Trust Originated Preferred Stock with the SEC.

Please provide us with an exact copy of the entire document as electronically filed with the SEC.

                                     Very truly yours,

                                     /s/ Coopers & Lybrand L.L.P.